Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statements of SideChannel, Inc. on Form S-8 (File Nos. 333-265892, 333-282361, and 333-260463) of our report dated December 12, 2024, with respect to our audits of the consolidated financial statements of SideChannel, Inc., as of September 30, 2024 and 2023 and for each of the years in the two-year period ended September 30, 2024, which report is included in this Annual Report on Form 10-K of SideChannel, Inc., for the fiscal year ended September 30, 2024.

/s/ RBSM LLP

RBSM LLP

Las Vegas, Nevada

December 12, 2024